EXHIBIT 3.1 Amendment to Articles of Incorporation

Office of the Minnesota Secretary of State

Minnesota Business & Nonprofit Corporations

Amendment to Articles of Incorporation

Minnesota Statutes, Chapter 302A or 317A

Read the instructions before completing this form.

1.	Corporate Name: (Required)
Swordfish Financial, Inc.
List the name of the company prior to any desired name change

2.	This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.
03/25/2014
Format: (mm/dd/yyyy)

3.	The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional pages.

ARTICLE III

The total number of shares of common stock the company shall have the authority to issue is 5,000,000,000, par value $.0001. The total number of shares of preferred stock the company shall have the authority to issue is 50,000,000, par value $.0001

4.	This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A or 317A.

5.	I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document

I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

/s/ Clark Ortiz	04/17/2014
Signature of Authorized Person or Authorized Agent	Date

Email Address for Official Notices

Enter an email address to which the Secretary of State can forward official notices required by law and other notices:

at@ibankattorneys.com

Check here to have your email address excluded from requests for bulk data, to the extent allowed by Minnesota law.

List a name and daytime phone number of a person who can be contacted about this form:

Adam S. Tracy	888-978-9901
Contact Name	Phone Number

Entities that own, lease, or have any financial interest in agriculture land or land capable of being farmed must register with the MN Dept. of Agriculture’s Corporate Farm Program.

Does this entity own, lease, or have any financial interest in agricultural land or land capable of being farmed? Yes [ ]   No XX

Work Item 754060600021

Original File Number W-164

STATE OF MINNESOTA OFFICE OF THE SECRETARY OF STATE

FILED

04/17/2014 11:59 PM

Mark Ritchie

Secretary of State